Exhibit 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Second Quarter 2009 Financial Results

SOUTH SAN FRANCISCO, Calif. — August 4, 2009 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the second quarter and six months ended June 30, 2009.

For the second quarter of 2009, Rigel reported a net loss of $29.9 million, or $0.81 per share, compared to a net loss of $34.0 million, or $0.93 per share, in the second quarter of 2008. Weighted average shares outstanding for the second quarters of 2009 and 2008 were 36.7 million and 36.5 million, respectively.

Rigel reported total operating expenses of $30.0 million in the second quarter of 2009, compared to $35.3 million in the second quarter of 2008.  The decrease in operating expenses was primarily due to decreases in stock-based compensation expense and cost savings as a result of the restructuring implemented in the first quarter of 2009.  Stock-based compensation expenses decreased from $5.9 million in the second quarter of 2008 to $3.9 million in the second quarter of 2009, primarily due to a higher valuation of options granted in the first quarter of 2008 and the full expense recognition of the majority of those options by the end of 2008.

For the six months ended June 30, 2009, Rigel reported a net loss of $59.8 million, or $1.63 per share, compared to a net loss in the first six months of 2008 of $61.3 million, or $1.73 per share.

As of June 30, 2009, Rigel had cash, cash equivalents and available for sale securities of $79.9 million compared to $134.5 million as of December 31, 2008.  The Company believes that its existing capital resources are sufficient to maintain its current development priorities through at least the end of the second quarter of 2010.

“With the results from our Phase 2b clinical trials for R788 now in hand, our focus is to secure a collaboration partner for R788, “ said James M. Gower, chairman and chief executive officer of Rigel. “As I have previously mentioned, our objective with R788 in rheumatoid arthritis is to position the product after methotrexate and before biological therapies are used.  We have shown excellent results in TASKi1 and TASKi2 studies, and we believe that patient population represents the larger market opportunity for this product. We will also be preparing for the Phase 3 clinical trials for R788 with a collaboration partner,” he added.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to the sufficiency of Rigel’s cash resources, Rigel’s plans to secure a collaboration partner for R788, and Rigel’s plans to pursue further clinical development of R788, and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “focus,” “will,” “scheduled,” “our objective” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials, potential problems that may arise in the clinical testing and approval process, Rigel’s expected dependence upon reaching an agreement with a collaboration partner for R788 and Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the three months ended March 31, 2009. Rigel does not undertake any obligation to update forward-looking statements.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Contract revenues	$—	$—	$—	$—

Operating expenses:
Research and development (see Note A)	24,948	28,416	49,486	50,036
General and administrative (see Note A)	5,050	6,861	9,653	13,986
Restructuring charges (see Note A)	—	—	1,141	—
Total operating expenses	29,998	35,277	60,280	64,022
Loss from operations	(29,998)	(35,277)	(60,280)	(64,022)
Interest income, net	90	1,248	384	2,731
Loss before income taxes	(29,908)	(34,029)	(59,896)	(61,291)
Income tax benefit	27	—	93	—
Net loss	$(29,881)	$(34,029)	$(59,803)	$(61,291)
Net loss per share, basic and diluted	$(0.81)	$(0.93)	$(1.63)	$(1.73)
Weighted average shares used in computing net loss per share, basic and diluted	36,704	36,505	36,701	35,461

Note A

Stock-based compensation expense included in:
Research and development	$2,528	$3,102	$3,953	$6,194
General and administrative	1,331	2,817	2,050	5,571
Restructuring charges	—	—	122	—
	$3,859	$5,919	$6,125	$11,765

SUMMARY BALANCE SHEET DATA (in thousands)

	June 30,	December 31,
	2009	2008(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$79,945	$134,477
Total assets	88,223	143,858
Stockholders’ equity	51,555	104,165

(1) Derived from audited financial statements